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                                                                  EXHIBIT 99.1

                        Callon Petroleum Company Updates
                     Operational Activity, Drilling Results


         Natchez, MS (December 12, 2002)--Callon Petroleum Company (NYSE:
CPE/CPE.PrA) today provided an update on current operational activity. It included:

         Deepwater Gulf of Mexico
         ------------------------

         Ewing Bank Block 994 (Boomslang Discovery) - The initial exploratory well drilled at this location encountered 185 feet of pay. A delineation well failed to encounter hydrocarbons of sufficient commercial quantities to justify further development of this discovery. Callon has a 40% working interest. The company's proved reserves as of December 31, 2001, included 7.2 million barrels of oil and 13 billion cubic feet of natural gas attributable to Boomslang.

         Mississippi Canyon Blocks 538/582 (Medusa Discovery) -- The truss spar utilized in the floating production system for Callon's Medusa Discovery was loaded onto an ocean-going barge at Jebel Ali, United Arab Emirates, last month and currently is near Gibraltar and close to entering the Atlantic Ocean on its way to the Gulf of Mexico. The Medusa decks are nearing completion at Harbor Island, Texas, and will be loaded onto a barge at the end of January. During early February, the deck section will be lifted and affixed to the spar. First production is scheduled for May 2003. The Medusa facility is expected to produce 40,000 barrels of crude oil and 35 million cubic feet of natural gas per day, or approximately 41 million cubic feet of natural gas equivalent per day net to Callon's 15% working interest.

         Garden Banks Block 341 (Habanero Discovery) -- At the Company's Habanero Discovery, the #1 sidetrack 4 well is cased and ready to produce the Hab 52 and Hab 55 pay zones. A second well is scheduled to be drilled in the first half of 2003 in order to accelerate production from the Hab 52 oil reservoir. Production is scheduled to commence in September 2003 with a range of 20,000 to 25,000 barrels of oil and 70 million cubic feet of natural gas per day. Callon has an 11% percent working interest.

         Outer Continental Shelf
         -----------------------

         Ship Shoal Blocks 28/35 -- The company has drilled a successful well at its Ship Shoal Blocks 28/35 prospect. The exploratory well, testing Pleistocene and Miocene objectives, was drilled to a measured depth of 15,237 feet (12,295 feet of true vertical depth) and encountered a total of 140 feet of net natural gas pay. The discovery well, Ship Shoal 28 #40, is currently being completed as a single producer in the deepest of three productive intervals. First production is expected in April 2003. The company has a 22% working interest.

         Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

         This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities


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Exchange Act of 1934. Forward-looking statements include those related to the timing and success of future development operations. These forward-looking statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Such factors include prices of oil and gas, inaccuracies in predicting the timing of future operations, possible cost overruns, operational risks and other risks. These factors are discussed at length in Callon's annual report on Form 10-K for fiscal year 2001 filed with the SEC.

                                        #


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